EXHIBIT 11


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement (No. 33-48606) of The 59 Wall Street Tax Free/Short Intermediate Fixed Income Fund (a series of The 59 Wall Street Trust) of our report dated August 15, 1997 incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" appearing in the Prospectus, which is also a part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Boston, Massachusetts
October 28, 1997